Exhibit 99.1

News From: Kaydon Corporation	For Immediate Release Global Engineered Solutions
KAYDON CORPORATION CLOSES ACQUISITION OF
HAHN-GASFEDERN GMBH
Ann Arbor, Michigan — April 8, 2011
     Kaydon Corporation (NYSE: KDN) today announced that it has completed the acquisition of all of the outstanding shares of HAHN-Gasfedern GmbH and related real estate and intangible property (“Hahn”) from Ulrich Hahn e.K. pursuant to the definitive agreement announced on February 25, 2011.
     Hahn, located in Aichwald, Germany, manufactures and sells high quality gas springs, tension springs and dampers for diverse industrial markets. Hahn had sales of approximately $20 million in 2010, and will join ACE Controls, Inc. (“ACE”) within Kaydon’s Velocity Control Products segment. Kaydon expects the transaction to be accretive within the first twelve months of ownership.
     Kaydon Chairman and Chief Executive Officer James O’Leary stated, “We are delighted to welcome Hahn and its exceptional employees into Kaydon. The addition of Hahn to our Velocity Control Products segment, in collaboration with ACE, will benefit our world-class customers with enhanced product development and design.”
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans,

expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.

Contact:	James O’Leary President and Chief Executive Officer (734) 680-2025 Peter C. DeChants Senior Vice President and Chief Financial Officer (734) 680-2009	READ IT ON THE WEB http://www.kaydon.com

2